DELPHAX TECHNOLOGIES ANNOUNCES WORKFORCE REDUCTION AND ESTIMATES FOR FOURTH QUARTER

MINNEAPOLIS, Sept. 28, 2006--Delphax Technologies Inc. (NASDAQ:DLPX), announced today that it is reducing its workforce by approximately 15 percent, or 52 positions, as part of its adjustment to lower-than-expected fiscal 2006 sales. As previously announced, net sales declined by 5 percent in the first nine months of fiscal 2006 compared with the same period in fiscal 2005, and 14 percent in the third quarter of fiscal 2006 compared with the third quarter of fiscal 2005. The workforce reduction touches all areas of the company, but is primarily focused on engineering and manufacturing personnel.

The company expects that the workforce reduction will result in a charge of approximately $2.2 million in its fourth fiscal quarter ending Sept. 30, 2006. While the fourth fiscal quarter is not yet complete, the company estimates that its net sales for the quarter will be approximately $10.8 million to $11.8 million and the net loss, including the charge related to the workforce reduction, will be approximately $3.8 million to $4.8 million, compared with net sales of $12.7 million and net income of $0.3 million in the fourth quarter a year ago.

As a result of the anticipated fourth quarter loss, the company expects to be out of compliance with the financial covenants in its current loan agreement, which is scheduled to expire in April 2007. The company is in discussions with potential lenders, including its current lender, to structure a new financing arrangement. The company estimates that its cash availability under the current loan agreement will be approximately $1.0 million to $2.0 million as of Sept. 30, 2006.

"While a workforce reduction is a step we take reluctantly, we believe it is a step we must take to carry out our business plan and position us for a return to profitability," said Dieter Schilling, president and chief executive officer. "The workforce reduction will lower our costs by over $3.0 million for fiscal 2007. We are focusing our sales efforts and resources on those segments of the market where our proprietary digital printing technology gives us a competitive advantage or can be adapted to customer needs to create an advantage."

Delphax Technologies will discuss today's announcement in a conference call for investors and analysts today, Thursday, Sept.28, 2006 at 1:30 p.m. Central Time. To participate in the conference call, please call 1-303-262-2131 shortly before 1:30 p.m. Central Time and ask for the DELPHAX conference call. To listen to a taped replay of the conference call, call 1-303-590-3000 and enter the pass code 11072553#. The replay will be available beginning at 4:30 p.m. today and will remain active through Oct. 7, 2006.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company's common stock is publicly traded on the Nasdaq Stock Market LLC under the symbol: DLPX. Additional information is available on the company's website at www.delphax.com.

Statements made in this news release concerning the company's or management's expectation about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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Contacts:

Gregory S. Furness Tom Langenfeld

Chief Financial Officer (for Delphax Technologies)

Delphax Technologies Inc. 952-920-4624

952-939-9000

gfurness@delphax.com